Exhibit 10.3

[Execution Copy]

PERSONAL AND CONFIDENTIAL

September 2, 2019

Paul Grunau

RE: Terms of Employment

Dear Paul:

As you know, J2 Acquisition Limited (“J2”) is entering into an agreement (the “Transaction Agreement”) to acquire all of the outstanding common stock of APi Group, Inc. (“APi”). At the closing of the transaction, APi will become a wholly-owned subsidiary of J2. On behalf of J2 and APi, we are pleased to confirm that your current employment with APi or one of its subsidiaries (your “Employer”) will continue following the completion of the transaction, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

SCOPE OF RESPONSIBILITIES

You will continue to report to Russ Becker, CEO of APi, fulfilling similar duties and responsibilities to those that you have as of the date of this letter. It is contemplated that APi will realign its business unit reporting following the completion of the transaction and your duties and responsibilities will evolve to reflect this realignment of operating units.

During your employment with Employer you will follow the policies, procedures and practices of APi as amended from time to time, including, without limitation, APi’s Code of Conduct.

EFFECTIVE DATE

The provisions of this Agreement shall be effective as of the completion of the Transaction, which is expected to be on or around October 1, 2019 (the “Closing”). In the event the Transaction Agreement is terminated or abandoned and/or the Closing does not occur, this Agreement shall be null and void.

COMPENSATION PACKAGE

Effective as of the date of Closing, your base compensation (“Annual Base Pay”) will be increased to the amount set forth on the signature page to this Agreement, payable in regular payroll instalments (each payment, referred to herein as the “Periodic Base Pay”), consistent with other employees of your level in accordance with APi’s policies and applicable law (pro-rated for payroll purposes in the first and last months in which your service is provided in proportion to the number of days of service in that pay period) and subject to applicable withholdings and deductions. Your Annual Base Pay will be reviewed in July 2020 and thereafter on an annual basis consistent with other employees at APi.

For the fiscal years ending December 31, 2019 and 2020 your bonus will be decided on a discretionary basis by the CEO of APi. Based on the continuation of current performance, your bonus for 2019 will be the amount set forth on the signature page to this Agreement. For 2020, your bonus will be determined on a discretionary basis consistent with 2019, subject to final approval by the Compensation Committee.

Beginning with the fiscal year ending in 2021 and in each fiscal year thereafter, you will be eligible to receive a year-end performance bonus based upon achieving a target established by the CEO of APi, as approved by the Compensation Committee of the Board of Directors of J2 (the “Compensation Committee”), The actual fiscal year-end bonus, to the extent earned by you, will be paid (less any applicable withholdings) at the time annual bonuses are paid to the senior officers generally.

LONG TERM INCENTIVE:

On or promptly after the completion of the Transaction, you will be awarded the number of Restricted Stock Units (“RSUs”) set forth on the signature page to this Agreement, under the 2019 Equity Incentive Plan adopted by J2 (or any replacement thereof) (the “Equity Plan”).

This initial grant of RSUs will vest ratably over a three-year period, with one third of the RSUs vesting on each of the first three anniversaries of the Closing, subject to your continued employment with the Employer, and to the terms and conditions of the Equity Plan and the applicable award agreement.

Effective January 1, 2021 and each year thereafter, you will be eligible to receive annual long-term incentive awards under the Equity Plan. The determination of the amount of performance or time based awards shall be made in the sole discretion of the Compensation Committee and any awards will be subject to vesting and performance targets determined by the Compensation Committee. The Compensation Committee will make such determinations with respect to your awards on the same basis as it does in determining the awards for the other senior officers. The material terms of each grant shall be set forth in an individual grant agreement to be entered into between J2 and you.

BENEFITS

You will be continue to be entitled to receive the number of hours total paid time off (PTO) annually which you were receiving immediately prior to Closing, the amount of which is set forth on the signature page to this Agreement (excluding fixed company holidays). You will also continue to be eligible to participate in such health care and 401-K plans and other benefits as are customarily provided by APi to its employees generally, as the same may be modified from time to time. In addition you will continue to be eligible to receive those fringe benefits you were receiving immediately prior to Closing, the benefits and amounts of which are set forth on the signature page to this Agreement.

AT WILL EMPLOYMENT

Employment is at the mutual consent of each employee and APi. Accordingly, employees and APi retain the right to terminate the employment relationship at will, at any time, with or without cause or notice. However, if APi terminates your employment without Cause (as defined in the Equity Plan), providing you sign APi’s standard release letter and other standard termination documentation within thirty (30) days of the date of termination and provided that you continue to abide by the terms and conditions of any restrictive covenant agreement entered into by and between you and APi (including, without limitation, any confidentiality, noncompetition and nonsolicitation agreements), you will receive severance pay (the “Severance Amount”) equal to 200% of your Annual Base Pay as of the time of your termination, less applicable income and employment tax withholdings, payable in equal installments over a 24-month period following termination of your employment in accordance with APi’s normal payroll processing (the “Severance Period”).

CONFIDENTIALITY

All information and matters concerning the practice, business, dealings, transactions, or affairs of J2, APi, or any of the affiliates, customers, shareholders or clients of either of them (collectively, “Representatives”), or as to any other matter which may come to your knowledge in connection with or by reason of your service with J2, APi or any of its affiliates, are to be treated as strictly confidential and should not be disclosed to any person, firm, or company directly or indirectly, except to the extent such information is public information having been made public other than by your actions, or is known to you independently of disclosure by J2, APi or any Representative or as to which disclosure is required by applicable law. Your duty to maintain the confidences of J2, APi and the Representatives shall continue after the termination of your employment relationship with J2, APi and its affiliates. Moreover, you are not to use, in connection with your service with J2, APi or any of its affiliates, or to disclose to J2, APi or any of its affiliates or any other person in connection with your service, any information of any previous employer or other third party to whom you owe an obligation of confidentiality, secrecy, non-use or non-disclosure.

OBLIGATIONS RELATING TO CONFIDENTIALITY, RESTRICTIVE COVENANTS AND INVENTIONS

Attachment A to this Agreement sets forth your Obligations Relating to Confidentiality, Restrictive Covenants and Inventions. By your acknowledgment and acceptance of this Agreement, you confirm that you have reviewed Attachment A and agree to it and Attachment A shall be part of this Agreement as if set forth herein in full.

SEVERABILITY

The provisions of this Agreement are severable, and if any part of this Agreement or is found to be unenforceable, such part shall be modified to the extent and only to the extent necessary to render it enforceable and the remainder of this Agreement shall remain fully valid and enforceable.

ADDITIONAL AGREEMENTS

You understand and acknowledge that you may be required, in connection with your employment, to the extent not inconsistent with this Agreement, to execute (i) a Confidentiality Agreement given that J2 is a public company, (ii) an employee invention agreement, (iii) a noncompetition and nonsolicitation agreement and/or (iv) any other standard employment compliance documentation all in accordance with APi’s corporate policies in effect from time to time.

GOVERNING LAW AND JURISDICTION

This Agreement shall be construed and interpreted in accordance with, and governed by, the laws of the State in which you perform your duties for APi as of the date of this letter.

All disputes, controversies and claims that may arise between the parties hereto in connection with this Agreement or any matter contemplated herein shall be submitted to the exclusive jurisdiction of the courts of the State in which you perform your duties for APi as of the date of this letter.

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Signature Page to Letter Agreement Relating to Terms of Employment

J2 Acquisition Limited

By:	/s/ Martin E. Franklin
Its:	Director

Signature Page to Letter Agreement Relating to Terms of Employment

APi Group, Inc.

By:	/s/ Russell Becker
Its:	President / CEO

Signature Page to Letter Agreement Relating to Terms of Employment

Please acknowledge receipt of this Letter Agreement and your acceptance of its terms and conditions by signing one original and returning it to Russ Becker. You may keep the other original for your records.

/s/ Paul Grunau
Paul Grunau
Date: _______________

Specific Terms Referenced in this Agreement:

See Exhibit A attached to this signature page.

Exhibit A to Signature Page

Annual Base Pay	$340000
2019 Discretionary Bonus (subject to continued performance)	$275,000
PTO Hours	240
Fringe Benefits	$750 monthly car allowance
Restricted Stock Units	48,780

Attachment A to Letter Agreement Relating to

Terms of Employment

Obligations Relating to Confidentiality, Restrictive Covenants and Inventions

For purposes of this Attachment A to the Letter Agreement Relating to Terms of Employment (the “Letter Agreement”), Executive shall mean you and Company shall refer to APi Group, Inc.

1.1 Confidential Information. (a) Executive recognizes that the Company Group (as defined below) is engaged in the business of (i) life safety design and installation, inspection services, repair services, and retrofits and upgrades; (ii) industrial and specialty contracting end-to-end solutions, consisting of contracting, maintenance and retrofit services; (iii) energy and infrastructure services consisting of new projects, ongoing integrity and management services, project management, fiber optic inspection and training; and (iv) infrastructure services consisting of installation, maintenance, and repair of above and underground electric, gas, water, sewer, communication infrastructure and diversified civil construction services (collectively, the “Company’s Business”), which business requires for its successful operation the fullest security of its Confidential Information (as defined below) of which Executive will acquire knowledge during the course of his employment.

(b) Executive shall use his best efforts and diligence both during and after his employment with the Company, regardless of how, when or why Executive’s employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information. Executive shall not, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectable as confidential or trade secret information, except as may be necessary for the performance of Executive’s duties for the Company.

(c) Executive shall promptly deliver to the Company, at the termination of the Employment Period or at any other time at the Company’s request, without retaining any copies, whether in written form or in any technological form, all documents, information and other material in Executive’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information.

(d) Executive’s obligations under this Section 1.1 shall also extend to the confidential, trade secret and proprietary information learned or acquired by Executive during his employment from others with whom the Company Group has a business relationship.

(e) Permitted disclosures. Nothing in this Attachment A shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive shall promptly provide written notice of any such order to an authorized officer of the Company Group.

(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Attachment A:

(i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(ii) if Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

1.2 Competitive Activity. (a) Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during his employment with the Company and for a period of two (2) years following termination of his employment with the Company, regardless of how, when or why Executive’s employment terminates, (i) engage in or invest in any business that is engaged in any work or activity that involves a product, process, service or development which is then competitive with and the same as or similar to a product, process, service or development on which Executive worked or with respect to which Executive had access to Confidential Information while with the Company, or (ii) otherwise compete against the Company’s business, except for ownership of no more than 2% of the debt or equity securities of corporations listed on a registered securities exchange; provided, however, that a business in which Executive is directly or indirectly involved shall not be deemed to be in competition with the Company if (i) no more than 10% of the annual consolidated revenues of such business (based upon its most recently completed fiscal year) are attributable to one or more business activities (“Incidental Competitive Activity”) that are in competition with the Company’s business and (ii) Executive is not engaged, directly or indirectly, in such Incidental Competitive Activity and has no direct or indirect responsibility for, or oversight of, such Incidental Competitive Activity.

(b) Following expiration of the two (2) year period in Section 1.2(a) of this Attachment A, Executive shall continue to be obligated under Section 1.1 of this Attachment A not to use or to disclose Confidential Information (as defined below) so long as it shall remain proprietary or protectable as confidential or trade secret information.

(c) Following termination of Executive’s employment with the Company for any reason, Executive agrees to advise the Company of his new employer, work location and job responsibilities within ten (10) days after accepting new employment if such new employment commences within two (2) years following the termination of the Executive’s employment with the Company. Executive further agrees to keep the Company so advised of any change in his employment for two (2) years following the termination of his employment with the Company.

(d) Executive understands that the intention of Sections 1.1 and 1.2 of this Attachment A is not to prevent the Executive from earning a livelihood and Executive agrees nothing in this Attachment A would prevent Executive from earning a livelihood utilizing his general professional or technical skills in any business which is not directly or indirectly in competition with the Company Group.

(e) Executive agrees that during his employment with the Company and for a period of two (2) years following the termination of Executive’s employment, regardless of how, when or why employment ceased, Executive shall not in any manner or in any capacity, directly or indirectly, for himself or any other person or entity, actually or attempt to: (i) solicit, contact or do business with any Customer (as defined below) or Potential Customer (as defined below) for the purpose of selling any products competitive with products sold by the Company Group, or otherwise divert, interfere with or take away any Customer or Potential Customer of the Company Group or the business of any such Customer or Potential Customer; or (ii) divert or interfere with the Company Group’s relationship with any Customer or supplier of the Company Group.

(f) During Executive’s employment with the Company and for a period of two (2) years following the termination of Executive’s employment, regardless of how, why or when employment ceased, Executive shall not, directly or indirectly, solicit for employment, hire or offer employment to, or otherwise aid or assist (by disclosing information about employees or otherwise) any other person or entity other than the Company Group in soliciting for employment, hiring or offering employment to, any employee of the Company Group.

(g) In addition to any other remedies available to the Company, including but not limited to injunctive relief, Executive’s material breach of Section 1.2 of this Attachment A shall relieve the Company of its obligations (if any) to pay any further Severance Amounts under the Letter Agreement.

1.3 Ideas, Inventions and Discoveries.

(a) Executive shall promptly disclose to the Company any ideas, inventions or discoveries, whether or not patentable, which Executive may conceive or make (alone or with others) during the Employment Period, whether or not during working hours, and which, directly or indirectly (i) relate to matters within the scope of Executive’s duties or field of responsibility during Executive’s employment with the Company; or (ii) are based on Executive’s knowledge of the actual or anticipated business or interest of the Company Group; or (iii) are aided by the use of time, materials, facilities or information of the Company Group.

(b) Executive hereby assigns to the Company or its designee, without further compensation, all of the right, title and interest in all such ideas, inventions or discoveries in all countries of the world except for patents currently held by Executive developed outside of employment with the Company.

(c) Without further compensation but at the Company’s expense, Executive shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of Executive by the Company to enable the Company Group to obtain, maintain and enforce protection of such ideas, inventions and discoveries for and in the name of the Company or its designee, as the case may be, in all countries of the world. However, should Executive render any of the services in this Section 1.3(c) during a two (2) year period following termination of Executive’s employment, Executive shall be compensated at a rate per hour equal to the Base Salary Executive received from the Company at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the service.

1.4 Definitions. For purposes of this Attachment A:

(a) “Company Group” means the Company, together with any direct or indirect parent and subsidiary of the Company, as well as any business, corporation, partnership, limited liability company or other entity designated by the Board in which the Company or a subsidiary holds a controlling ownership interest, directly or indirectly.

(b) “Confidential Information” means all confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company Group that is not readily available to competitors, outside third parties and/or the public, including without limitation, data, designs, plans, notes, memoranda, work sheets, formulas, processes, patents, pricing, production methods and techniques, financial information and information about (i) current or prospective customers and/or suppliers and customer and supplier lists; (ii) employees, research, goodwill, production, prices, costs, margins, and operating unit financial performance, salaries and expertise, customer preferences, contact information, key contacts, credit and purchasing history, and purchasing requirements and preferences; (iii) business methods, processes, practices or procedures; (iv) computer software and technology development; and (v) marketing, pricing strategies, business plans, and business strategy, including acquisition, merger and/or divestiture strategies.

(c) “Customer” means any Person or entity to whom the Company Group has sold any products (i) in the case of on-going employment, during the twenty-four (24) calendar months immediately preceding any dispute under this Attachment A, and, (ii) in the case of the employment having ended, the twenty-four (24) calendar months preceding Executive’s termination of employment.

(d) “Potential Customer” means any person or entity who, during the two (2) year period prior to Executive’s termination of employment, has (i) been involved in discussions or negotiations with the Company Group for products sold by the Company Group; (ii) initiated contact with the Company Group in order to obtain information regarding products sold by the Company Group; (iii) been the subject of personal contacts by Executive and/or any other employee of the Company Group for purposes of soliciting business for the Company Group; or (iv) been the subject of efforts by the Company Group to gather, learn or evaluate information which may help the Company Group obtain any future order from such person or entity.